Exhibit 10.1.8

COSTCO WHOLESALE CORPORATION

SECOND RESTATED 2002 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Grant of Stock Units. Subject to the terms and conditions of this Agreement and of the Costco Wholesale Corporation Second Restated 2002 Stock Incentive Plan (the “Plan”), a copy of which can be found on the Company’s internal website at http://intranet.costco.com/finance/stock%20options.html or by written or telephonic request to the Financial Planning Department, Employee is granted Employee Stock Units covering the number of shares of Company common stock (the “Shares”) specified in the Notice of Grant of Award (the “Notice”) to which this Agreement is attached.

2. Vesting Schedule. Subject to Employee’s not experiencing a Termination during the vesting term, and subject to Section 4 below, the interest of the Employee in the Stock Units shall vest and Shares will be issued on the schedule set forth in the Notice; provided, however, that vesting will be suspended during a leave of absence, other than an approved personal or medical leave with employment guaranteed upon return.

3. Benefit Upon Vesting. Upon the vesting of the Stock Units plus two business days, the Employee shall be entitled to receive and the Company shall issue to the Employee a number of Shares having an aggregate Fair Market Value equal to (net of any applicable withholding obligations as set forth in Section 6(a) below) the number of Stock Units that have vested on the applicable vesting date multiplied by the Fair Market Value (as defined in the Plan) of a share of Stock on the date on which such Stock Units vest.

4. Restrictions; Lapse of Restrictions.

(a) Except as otherwise provided for in this Agreement, the Stock Units or rights granted hereunder may not be sold, pledged or otherwise transferred. The period of time between the date hereof and the date the Stock Units become fully vested is referred to herein as the “Restriction Period.”

(b) Except as otherwise provided for in this Agreement, if the Employee’s employment with the Company is terminated at any time for any reason (including as a result of the Employee’s death or Disability prior to the lapse of the Restriction Period, or the Employee otherwise experiences a Termination during the Restriction Period), all Stock Units granted hereunder that have not vested by such termination date and that are held by the Employee as of such date shall be forfeited by, and no further rights shall accrue to, the Employee.

(c) Additional Vesting in connection with Certain Terminations other than Qualified Retirement.

(i) Notwithstanding anything else to the contrary contained in Sections 2 and 4(b) above, but subject to Sections 4(d) and (e) below, the Stock Units shall be treated as fully vested upon and effective as of the Employee’s Termination as to (i) the number of Stock Units which have otherwise vested on or prior to the Termination Date, plus (ii) the Pro Rata Number (as defined below) of additional Stock Units that would have become vested (but for the Termination) on the vesting date set forth in the Notice that next follows the Termination date. The “Pro Rata Number” shall be equal to (A) the additional number of Stock Units that would have become vested (but for the Termination) on the vesting date next following the Termination date, multiplied by (B) a fraction, the numerator of which shall be the number of days from the last vesting date immediately preceding the Termination date and the denominator of which shall be 365, rounded down to the nearest whole Share.

(ii) In addition, in the event of the Employee’s death during the Restriction Period at a time when he or she either (A) is an officer of the Company with the title of Assistant Vice President or above, and (B) has been employed by the Company for ten or more continuous years, then the Stock Units shall fully vest upon the date of death and the Shares shall be issued to the Employee’s estate in settlement thereof thirty days following the date of death. Otherwise, fifty percent of the otherwise then-unvested portion of the Stock Units shall vest upon the date of death and the Shares shall be issued to the Employee’s estate in settlement thereof thirty days following the date of death.

(iii) If the Employee’s Termination is due to a Divestiture, the Board may take any one or more of the actions described in Section 11.3 or 11.4 of the Plan.

(d) Additional Vesting in connection a Qualified Retirement. In the event that the Employee experiences a Termination that constitutes a Qualified Retirement (as defined below) during the Restriction Period, and in addition to any additional vesting specified in Section 4(c) above, then the Employee shall be treated as of the effective date of such Termination as having vested in the additional Stock Units detailed below. In the event that the Employee reaches the age at which he or she could undertake a Qualified Retirement without experiencing a Termination that is a Qualified Retirement, then the Employee shall be treated as having vested in the Stock Units on the vesting dates specified in the Notice. For purposes of this Section 4(d), a “Qualified Retirement” shall occur upon a Termination of the Employee’s employment or other service relationship with the Company as of a date on which the sum of his or her age and years of service with the Company equals at least 65. In the event of the Employee experiences a Termination constituting a Qualified Retirement during the Restriction Period, then he or she shall be treated as of such Termination date as having vested in that number of Stock Units as equals the following applicable portion of the total number of Stock Units that are otherwise unvested as of such Termination date: Qualified Retirement in which the years of service included in the above calculation equals at least 25: 1/3 of the otherwise then-unvested Stock Units; Qualified Retirement in which the years of service included in the above calculation equals at least 30: 2/3 of the otherwise then-unvested Stock Units; and Qualified Retirement in which the years of service included in the above calculation equals at least 35: All of the otherwise then-unvested Stock Units.

(e) Notwithstanding anything in this Agreement to the contrary:

(i) to the extent that the Company in good faith determines that any payment provided for hereunder (meaning, the vesting and obligation to issue any Shares hereunder) constitutes a “deferral of compensation” and that the Employee is a “key employee” (in each case as such terms are defined under Internal Revenue Code section 409A), no amounts shall be payable to the Employee pursuant hereto prior to the earliest of (a) the Employee’s death following the date of Termination, or (b) the date that is six months following the date of the Employee’s “separation from service” with the Company (within the meaning of Code Section 409A), except as provided in section 4(c)(ii);

(ii) in no event shall a Qualified Retirement be deemed to occur if as of any date the Employee is terminated by the Company for Cause, nor shall any vesting acceleration provided for under this Section 4 occur upon any termination for Cause;

(iii) in no event shall the Employee be entitled to vest in a number of Stock Units that exceeds the total number of Shares set forth in the Notice; and

(iv) In the event that Employee, whether voluntarily or involuntarily, experiences a change to an employment status or position in the Company that is not eligible for a Stock Unit Grant or is eligible for a lesser number of Stock Units, except as otherwise determined by the Administrator the Stock Units shall cease to vest at the time of such change, except that Employee shall be entitled to a vesting in accordance with section 4(c)(1) using the next anniversary of the Grant Date following the change in status.

5. No Shareholder Rights. Stock Units represent hypothetical shares of Stock. During the Restriction Period, the Employee shall not be entitled to any of the rights or benefits generally accorded to shareholders.

6. Taxes.

(a) The Employee shall be liable for any and all taxes, including withholding taxes, interest or penalties arising out of this grant, the vesting of Stock Units hereunder, any violation of Code section 409A that impacts this Stock Unit, or the transfer of Shares or other property in settlement of the Stock Units. In the event that the Company or the Employer (as defined below) is required to withhold taxes as a result of the grant or vesting of Stock Units, the transfer of Shares or other property in settlement of the Stock Units, or any subsequent sale of Shares issued in settlement of such Stock Units, the Employee shall surrender a sufficient number of whole Shares as necessary to cover all applicable required withholding taxes and required social security contributions at the time the restrictions on the Stock Units lapse, unless alternative procedures for such payment are established prior to the applicable vesting date by the Company. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company and its Affiliates, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from the Employee’s compensation unless the Employee has made other arrangements to pay cash for such excess withholding obligation. The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b) Regardless of any action the Company or the Employee’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, payment on account, other tax-related withholding or information reporting (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Employee’s responsibility and that the Company and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the vesting of Stock Units, subsequent payment of Shares and/or cash related to such Stock Units or the subsequent sale of any Shares acquired pursuant to such Stock Units; and (ii) do not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items. The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Employee’s participation in the Plan or the Employee’s receipt of Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 3 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

7. Data Privacy Consent. The Employee consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of administering the Employee’s participation in the Plan. The Employee understands that the Company, the Employer and their Affiliates hold certain personal information about the Employee, including name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or by the Employer, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the purpose of administering the Plan (“Data”). The Employee understands that the Data may be transferred to third parties assisting in the administration of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. The Employee understands that he may request a list with the names and addresses of any potential recipients of the Data, request information as to the nature of the Data provided to other parties, and withdraw the consent contained in this Section 7, all by contacting the Financial Planning Department, and understands that refusing or withdrawing consent may affect his ability to participate in the Plan.

8. Plan Information. The Employee acknowledges that the Employee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the investor relations section of the Company’s website at http://www.costco.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Financial Planning Department. If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

9. Acknowledgment and Waiver. By accepting this grant of Stock Units, the Employee acknowledges and agrees that:

(a) the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; and that the grant of Stock Units is discretionary and does not create any contractual or other right to receive future grants of Awards or other benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;

(b) the Employee’s participation in the Plan shall not create a right to further employment with the Company, does not create an employment contract with the Company, and shall not interfere with the ability of the Company to terminate the Employee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(c) the Stock Units and resulting benefits are an extraordinary item that is outside the scope of the Employee’s employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(d) the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit and cannot be predicted with certainty, and, in consideration of this grant of Stock Units, no claim or entitlement to compensation or damages shall arise from termination of this grant of Stock Units or diminution in value of this grant of Stock Units resulting from changes in the value of the Company’s stock or the Employee’s Termination by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company from, and agrees not to pursue against the Company, any such claim that may arise; and

(e) upon the Employee’s Termination (whether or not such Termination constitutes a breach of local labor laws), the Employee’s right to receive benefits shall be only as set forth in this Agreement; his Termination shall be effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); and the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this grant of Stock Units.

10. Miscellaneous.

(a) The Company shall not be required to treat as the owner of Stock Units, and associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the Employee’s address then on file with the Company.

(d) The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the state of Washington. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern, except to the extent that the Plan fails to conform to Code section 409A, in which case the Agreement shall control. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan.

(e) To the extent the Company determines that this Agreement is subject to section 409A, but does not conform with the requirements thereof, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with section 409A.

(f) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

CONSENT TO ELECTRONIC DELIVERY

Costco Wholesale Corporation (the “Company”) is offering electronic delivery of documents relating to its employee benefit plans and other securities, including (without limitation) the Company 401(k) Retirement Plan, the Amended and Restated 1993 Combined Stock Grant and Stock Option Plan, and the 2002 Equity Incentive Plan. Employees are not required to sign this consent to participate in the Company’s employee benefit plans, and those who choose not to receive documents electronically will continue to receive communications from the Company in paper format.

1.	Employee agrees that the Company may deliver all securities disclosure documents by fax, as an attachment to e-mail, or as a fax, e-mail or physical letter notifying of the location of the disclosure documents for employee’s securities on an internet web site or an intranet web site to which employee has access.

2.	Employee has regular access to internet, e-mail, and a standard word-processing software program and is familiar with the costs of subscribing to internet service.

3.	Employee agrees that the Company may post or attach disclosure documents in any widely available electronic format, such as in the hyper-text markup language (HTML), Adobe’s Portable Document Format (PDF), and Microsoft’s Word format (DOC).

4.	Employee understands that he or she can download the Adobe Acrobat Reader Software for free from Adobe’s website at www.adobe.com, and that it may be necessary to install this software before reading some disclosure documents.

5.	Employee understands that this consent may be revoked or modified at any time, and that consent to electronic delivery will continue to be effective for all purposes until employee notifies the Company that employee has revoked or modified the information in the consent by fax , email, or regular mail notice to the Financial Planning Department, 999 Lake Drive, Issaquah, WA 98027.

6.	Employee’s electing to consent must set forth current contact information in the space provided on the Award document signed by the employee. If any of this contact information changes, employee will notify the Company immediately at the contact information above.

7.	Employee’s provision of contact information on the Award document and Employee’s signature on the Award document together constitute Employee’s consent to electronic delivery as described above.

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